Lake Shore Bancorp Announces First Quarter 2013 Net Income of $906,000

Expands Branch Network With New Location in Snyder, NY

DUNKIRK, N.Y. — April 24, 2013 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced first quarter 2013 net income of $906,000, or $0.16 per diluted share, compared to net income of $1.0 million, or $0.18 per diluted share, for the first quarter of 2012. The lower net income, as compared to first quarter 2012, was primarily due to a modest decrease in net interest income during 2013, as well as an $80,000 increase in the provision for loan losses in the first quarter of 2013 as compared to the first quarter of 2012.

 2013 First Quarter Highlights

•	Net interest margin improved by 8 basis points in comparison to the fourth quarter of 2012;
•	Deposits grew at an annualized rate of 6.1% from December 31, 2012;
•	Total assets increased $5.8 million from December 31, 2012; and
•	Asset quality metrics remained steady and reflect the solid credit quality of the loan portfolio.

“We continue to deliver solid and stable earnings in a challenging low-growth economic environment by remaining focused on strong asset quality, carefully managing non-interest expense and prudently investing in opportunities to expand our customer service footprint,” said Daniel P. Reininga, President and Chief Executive Officer.  “We remain committed to building scale in our commercial lending portfolio to realize higher yields and shorter loan terms than are available on our traditional lending focus, residential mortgages.  We continue to invest in expanding our branch network, particularly in Erie County, and are pleased to have opened our eleventh branch office in Snyder, New York, on April 11, 2013, an area with compelling demographics.  We look forward to bringing a superior level of personal service to the families and businesses in yet another Western New York community.”

First quarter 2013 net interest income was $3.7 million, a reduction of 1.7%, compared to $3.8 million for the first quarter of 2012.  Interest income for the first quarter of 2013 was down $419,000 primarily due to lower average interest rates on the Bank’s investment portfolio and lower average interest-earning assets in comparison to the first quarter of 2012.  Interest expense for the first quarter of 2013 was $912,000, a decrease of $353,000, or 27.9%, compared to first quarter 2012 and reflective of a 7 basis point reduction in average deposit rates and lower average balances for deposits and borrowings in the 2013 quarter.

First quarter 2013 net interest margin was 3.36%, up 4 basis points compared to 3.32% for first quarter 2012, and up 8 basis points compared to 3.28% for the quarter ended December 31, 2012.  The first quarter 2013 net interest margin reflected a 33 basis point decline in the cost of interest bearing liabilities that was partially offset by a 24 basis point decline in the interest rate on interest earning assets and a $13.9 million decrease in total interest-earning assets, compared to the first quarter of 2012.

Average interest-earning assets to average interest-bearing liabilities for first quarter 2013 increased 84 basis points to 119.4%, compared to first quarter 2012.  Average interest-earning assets declined by $13.9 million primarily reflecting a reduction in investment securities, and average interest-bearing liabilities were down $14.4 million due to an $8.4 million reduction in average borrowings and a $6.0 million reduction in average deposits, as compared to the first quarter of 2012.

Non-interest income for the first quarter 2013 and 2012 was $515,000 and $521,000, respectively, with the 2013 quarter reflecting a decrease in service charges and fees partially offset by increased earnings on bank owned life insurance.

Non-interest expense for first quarter 2013 was $3.1 million, an increase of only 1.2% compared with the 2012 first quarter. The modest increase to non-interest expense was due to higher occupancy and equipment cost, higher professional services expense and increased salary and benefits expense, which was partially offset by lower advertising expenditures in the first quarter of 2013.

The Bank’s first quarter 2013 provision for loan losses was $45,000, compared to a credit of $35,000 in the 2012 first quarter, and reflective of additional growth in the Bank’s commercial real estate loan portfolio along with an increase in classified residential mortgage loans.

The Bank’s asset quality metrics remained steady, with non-performing loans as a percentage of total net loans equal to 0.93%, up slightly from 0.89% at December 31, 2012.  The Bank’s allowance for loan losses as a percentage of non-performing loans was 72.52% on March 31, 2013, as compared to 74.63% at December 31, 2012.

Total assets at March 31, 2013 were $488.2 million, an annualized increase of 4.8% in comparison to December 31, 2012.  Total deposits at March 31, 2013 were $384.3 million, an increase of $5.7 million from December 31, 2012.  Stockholders’ equity at March 31, 2013 and December 31, 2012 was $66.9 million, reflecting $906,000 of net income in the first quarter of 2013 partially offset by a $776,000 decrease in unrealized gains on available for sale investment securities and a $159,000 cash dividend payment.

Dividend Declared

On April 24, 2013 the Company’s Board of Directors approved a $0.07 per share cash dividend on its common stock, payable on May 21, 2013, to shareholders of record as of May 7, 2013. Based on the Company’s closing stock price of $11.68 on April 23, 2013, the implied dividend yield for the Company’s common stock is 2.40%.

Lake Shore, MHC (the “MHC”), which holds 3,636,875 shares, or 61.4%, of the Company’s total outstanding stock, has elected to waive receipt of the dividend on its shares.  The MHC obtained the approval of its members (depositors of Lake Shore Savings Bank) to waive the MHC’s receipt of this dividend, as well as any future quarterly dividends declared by the Company on its common stock up to $0.28 per share during the 12 month period ending February 26, 2014.  The MHC received the non-objection of the Federal Reserve Bank of Philadelphia to waive its right to receive dividends paid by the Company on March 25, 2013.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating eleven full-service branch locations in Western New York. The Company had total assets of $488 million and total deposits of $384 million as of March 31, 2013. Headquartered in Dunkirk, New York, Lake Shore has full-service branch locations in Dunkirk, Fredonia, Jamestown, Lakewood, Westfield, Depew, East Amherst, Hamburg, Kenmore, Orchard Park and Snyder, offering a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”.  Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Investor/Media Contact:

Rachel A. Foley

Chief Financial Officer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1220

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	March 31,	December 31,
	2013	2012
	(Unaudited)
	(Dollars in thousands)

Total assets	$488,207	$482,387
Cash and cash equivalents	26,472	19,765
Securities available for sale	160,115	159,368
Loans receivable, net	272,094	272,933
Deposits	384,292	378,543
Short-term borrowings	13,650	11,200
Long-term debt	10,250	14,400
Stockholders’ equity	66,993	66,985

Statements of Income
	Three Months Ended
	March 31,
	2013	2012
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$4,661	$5,080
Interest expense	912	1,265
Net interest income	3,749	3,815
Provision (credit) for loan losses	45	(35)
Net interest income after provision (credit) for loan losses	3,704	3,850
Total non-interest income	515	521
Total non-interest expense	3,103	3,067
Income before income taxes	1,116	1,304
Income tax expense	210	297
Net income	$906	$1,007
Basic and diluted earnings per share	$0.16	$0.18
Dividends declared per share	$0.07	$0.07

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended
	March 31,
	2013	2012
	(Unaudited)

Return on average assets	0.76%	0.82%
Return on average equity	5.38%	6.18%
Average interest-earning assets to average interest-bearing liabilities	119.43%	118.59%
Interest rate spread	3.20%	3.11%
Net interest margin	3.36%	3.32%

	March 31,	December 31,
	2013	2012
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	0.93%	0.89%
Non-performing assets as a percent of total assets	0.64%	0.62%
Allowance for loan losses as a percent of total net loans	0.67%	0.66%
Allowance for loan losses as a percent of non-performing loans	72.52%	74.63%